Exhibit 99.2

Goldman, Sachs & Co.

555 California Street

San Francisco, California 94104

Tel: 415-393-7500

September 23, 2004

Board of Directors

Artisan Components, Inc.

141 Caspian Court

Sunnyvale, CA 94089

Re:	Initially Filed Registration Statement on Form F-4 of ARM Holdings plc

Gentlemen:

Reference is made to our opinion letter, dated August 22, 2004, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Artisan Components, Inc. (the “Company”) of the Stock Consideration and Cash Consideration (each as defined in such opinion letter) to be received by the holders of Shares, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of August 22, 2004, among ARM Holdings plc (“ARM”), Artisan Acquisition Corporation, a wholly owned subsidiary of ARM, and the Company.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary – Opinions of Financial Advisors,” “The Merger – Background of the Merger,” “The Merger – Artisan’s Reasons for the Merger” and “The Merger – Opinion of Artisan’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)